Exhibit 99.1

AÉROPOSTALE REPORTS APRIL SALES RESULTS

Same store sales increase 25%
Raises First Quarter Guidance

New York, New York – May 8, 2008 - Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended May 3, 2008 increased 39% to $104.9 million, from $75.4 million for the four-week period ended May 5, 2007. The Company’s same store sales increased 25% for the month, compared to a same store sales decrease of 14% in the year ago period.

For the first quarter of fiscal 2008, total net sales have increased 22% to $336.3 million, from $275.8 million in the year-ago period. Same store sales for the first quarter have increased 10%, compared to a same store sales increase of 3% last year.

The Company noted that it was very pleased with its strong performance for the month and quarter, which reflects the vitality and momentum of the Aéropostale brand. Based on the better than expected sales and gross margins for the month, the Company expects first quarter net earnings of approximately $0.25 per diluted share, versus its previously issued guidance in the range of $0.20 to $0.22 per diluted share.

To hear the Aéropostale prerecorded April sales message, please dial (866) 644-7738 or (585) 267-8033.

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale products can only be purchased in its stores or on-line through its e-commerce website (www.aeropostale.com).  The Company currently operates 818 Aéropostale stores in 48 states, 15 Aéropostale stores in Canada, 1 Aéropostale store in Puerto Rico and 14 Jimmy’Z stores in 11 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS